Exhibit 10.77

SUMMARY OF ANNUAL CASH INCENTIVE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED COMMON

SHARES GRANTED IN FISCAL 2021 FOR NAMED EXECUTIVE OFFICERS

OF WORTHINGTON INDUSTRIES, INC.

Annual Cash Incentive Bonus Awards Granted In Fiscal 2021

The following table sets forth the annual cash incentive bonus awards granted to the following current executive officers of Worthington Industries, Inc. (the “Registrant”) who either are named executive officers of the Registrant for purposes of the disclosure included in the Registrant’s Proxy Statement for the 2019 Annual Meeting of Shareholders held on September 25, 2019 and/or will be named executive officers of the Registrant for purposes of the disclosure to be included in the Registrant’s Proxy Statement for the 2020 Annual Meeting of Shareholders to be held on September 23, 2020 (“NEOs”), which grants were made under the Worthington Industries, Inc. Annual Incentive Plan for Executives for the twelve-month performance period ending May 31, 2021:

Annual Cash Incentive Bonus Awards Granted for Fiscal 2020

Name	Annual Cash Incentive Bonus Awards for Twelve-Month Performance Period Ending May 31, 2021 (1)
	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	200,000	400,000	800,000
Joseph B. Hayek	247,500	495,000	990,000
B. Andrew Rose	450,000	900,000	1,800,000
Geoffrey G. Gilmore	374,000	748,000	1,496,000
Virgil L. Winland	-	-	-

________________________

(1)

Payouts which can be earned under these annual cash incentive bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added (“EVA”) and earnings per share (“EPS”) for the twelve-month performance period with each performance measure carrying a 50% weighting. For all calculations, restructuring charges and non-recurring items are excluded and both Corporate EPS and the Steel Processing business unit business unit EOI results are to be adjusted to eliminate the impact of FIFO gains and losses.  If the performance level falls between threshold and target or between target and maximum, the award is linearly prorated.  If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid.  Annual cash incentive bonus award payouts earned will be made within a reasonable time following the end of the performance period.  In the event of a change in control of the Company (followed by actual or constructive termination of an NEO’s employment during the performance period), the annual cash incentive bonus award would be considered to be earned at “target” and payable as of the date of termination of employment.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2021

The following table sets forth the long-term performance awards (consisting of long-term cash performance awards and long-term performance share awards) for the three-fiscal-year period ending May 31, 2023 and the option awards and restricted common share awards granted to the NEOs in the fiscal year ending May 31, 2021 (“Fiscal 2021”).

Long-Term Performance Awards, Option Awards and

Restricted Common Share Awards Granted in Fiscal 2021

Name	Long-Term Cash Performance Awards for Three-Fiscal-Year Period Ending May 31, 2023 (1)			Long-Term Performance Share Awards for Three-Fiscal-Year Period Ending May 31, 2023 (1)			Option Awards: Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share) (2)	Restricted Common Share Awards
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
John P. McConnell	200,000	400,000	800,000	3,150	6,300	12,600	11,200	36.93	9,400 (3)
Joseph B. Hayek	180,000	360,000	720,000	2,800	5,600	11,200	10,100	36.93	8,500 (3)
B. Andrew Rose	500,000	1,000,000	2,000,000	7,800	15,600	31,200	27,000	36.93	24,000 (3)
Geoffrey G. Gilmore	245,000	490,000	980,000	3,800	7,600	15,200	13,800	36.93	11,600 (3)
Virgil L. Winland	-	-	-	-	-	-	-	n/a	-
(1)

These columns show the potential payouts under the long-term cash performance awards and the long-term performance share awards granted to the NEOs under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (as amended, the “1997 LTIP”) for the three-fiscal-year performance period from June 1, 2020 to May 31, 2023.  Payouts of long-term cash performance awards and long-term performance share awards for Corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate EVA for the three-fiscal-year performance period and EPS growth over that performance period, with each performance measure carrying a 50% weighting.  In all calculations, restructuring charges and non-recurring items are excluded, and Corporate EPS and Steel Processing business unit EOI results are to be adjusted to eliminate the impact of FIFO gains or losses.  No awards are paid or distributed if none of the three-fiscal-year threshold financial measures are met.  If the performance levels fall between threshold and target or between target and maximum, the award is linearly prorated.

(2)

Effective June 25, 2020, under the Worthington Industries, Inc. 2010 Stock Option Plan, the NEOs were granted non-qualified stock options with respect to the number of common shares shown, with an exercise price equal to $36.93, the fair market value of the underlying common shares on the date of grant.  The options become exercisable over three years in increments of one-third per year on each anniversary of their grant date.

(3)	These annual time-vested restricted common share awards were granted effective June 25, 2020 under the 1997 LTIP and will generally cliff vest on the third anniversary of the grant date.